Exhibit 1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of October 21, 2010 by and between General Communication, Inc., an Alaska corporation (the “Company”), and Arctic Slope Regional Corporation, an Alaska corporation (“Seller”).

Recitals

A.            Seller owns, beneficially and of record, 7,486,240 shares (the “Shares”) of the Class A Common Stock (the “Common Stock”) of the Company.

B.            Seller desires to sell to the Company, and the Company desires to purchase from Seller, the Shares pursuant to the terms and conditions contained in this Agreement.

Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINED TERMS

1.1          Definitions.  The following terms will have the following meanings in this Agreement:

“Affiliates” means, as to any Person, another Person that controls, is controlled by or is under common control with such Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

“Business Day” means Monday through Friday, except for federal or state holidays.

“Claim” means any claim made by a third party which, if true, would give rise to a right on the part of a party to be indemnified against resulting Losses, in whole or in part, pursuant to Article 4 of this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Company Material Adverse Effect” means a material adverse effect on the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Company SEC Documents” means all registration statements (not including any registration statements on Form S-8), reports and proxy statements required to be filed by the Company under the Securities Act or the Exchange Act since January 1, 2010, in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Law” means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree, judgment or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any Law.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Liability” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with United States generally accepted accounting principles consistently applied from period to period.

“Liens” means all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements and other burdens, options or encumbrances of any kind.

“Loss” means all Liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind, judgments, Liens, injunctions, charges, orders, decrees, rulings, demands, claims, losses, assessments, taxes, fines, penalties, expenses, fees, costs, and amounts paid in settlement (including reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action).

“NDA” means that certain Reciprocal Non-Disclosure Agreement dated as of March 3, 2010 between Seller and GCI Communication Corp. on behalf of itself and its subsidiaries and affiliates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” means a material adverse effect on the ability of Seller to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Trading Day” means a Business Day on which the NASDAQ is scheduled to be open for business.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “GNCMA US Equity>VWAP Summary” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day.

ARTICLE 2
PURCHASE AND SALE

2.1          Purchase and Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to the Company, free and clear of any and all Liens, and the Company shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares.

2.2          Purchase Price.  The aggregate purchase price payable by the Company to the Seller in consideration for the Shares will be an amount equal to $76,031,750.69 (i.e. the amount obtained by multiplying 7,486,240 by the average of the VWAP per share of Company Common Stock over each of the five (5) consecutive Trading Days ending on the second Trading Day immediately prior to the date hereof) (the “Purchase Price”), payable to Seller by the Company at the Closing by wire transfer of immediately available funds to the account designated by Seller.

2.3          Closing; Closing Deliveries.  The Closing will take place contemporaneously with the execution of this Agreement at the offices of the Company.  At the Closing, the Seller will deliver the Shares to the Company (together with any such instruments or documents as may be necessary or appropriate to properly transfer to the Company title to the Shares), against payment by or on behalf of the Company of the Purchase Price therefor by wire transfer in immediately available funds to the order of the Seller, by causing The Depository Trust Company (“DTC”) to credit the Shares to the account of the Company, or its agents, at DTC.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Seller.  Seller represents and warrants to the Company that:

(a)           Authority; Enforceability.  Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no further action is required on the part of Seller to authorize the Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been approved by the board of directors of Seller and have been approved by the shareholders of Seller to the extent such approval is required.  This Agreement has been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by the Company, constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(b)           No Conflicts.  The execution and delivery of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, violate or conflict with any Law, agreement or other restriction of any kind to which Seller is a party or by which Seller or the Shares are bound, except for any violation or conflict that would not individually or in the aggregate, reasonably be likely to result in a Seller Material Adverse Effect.

(c)           Shares.  Seller owns the Shares, beneficially and of record, free and clear of any Liens.  Seller is not a party to or subject to, and none of the Shares owned by Seller is subject to, any voting trust, voting agreement, proxy or other agreement or understanding with respect to the voting or transfer of such Shares; and there are no rights of first refusal, buy-sell arrangements, options, warrants, rights to acquire, calls or other commitments or contractual restrictions of any character relating to any of such Shares (other than any such restrictions created by this Agreement and other than any restrictions on transfer arising under the Securities Act and state securities laws).

(d)           Consents.  No consent, authorization, approval, permit, license or waiver of, notice to or filing with any Governmental Entity or Person is required on behalf of Seller in connection with the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby, the failure of which to be obtained, given or made, individually or in the aggregate, would be reasonably likely to result in a Seller Material Adverse Effect.

(e)           Litigation.  There are no judgments outstanding, and no material Legal Proceedings pending, or to Seller’s knowledge, threatened against Seller, that are reasonably likely to result in a Seller Material Adverse Effect.

(f)            Brokers’ and Finders’ Fees.  Seller has not, directly or indirectly, employed or retained any advisor, broker or agent or incurred any liability for any advisory, brokerage, finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement for which the Company would be liable.

(g)           Disclaimer of Warranties.  Except for the representations and warranties specifically set forth in the Section 3.1, Seller makes no warranties, express or implied, concerning Seller, the Shares, or the Company.

(h)           Disclosure of Information.  Seller has been furnished all information it considers necessary or appropriate for deciding whether to sell the Shares.  Seller has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, financial condition and prospects of the Company and its subsidiaries, and all such questions have been answered to the full satisfaction of Seller.  Seller acknowledges that any such information provided by the Company is subject to the terms and conditions of the NDA.

3.2          Representations and Warranties of the Company.  The Company represents and warrants to Seller that:

(a)           Authorization; Enforceability.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company have been approved by the board of directors of the Company, and the execution, delivery and performance of this Agreement by the Company does not require any approval or consent of the shareholders of the Company.  This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Seller, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(b)           No Conflicts.  The execution and delivery of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, violate or conflict with any Law, agreement or other restriction of any kind to which the Company is a party or by which the Company or its assets are bound, except for any violation or conflict that would not individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  The Company is permitted to acquire the Shares under applicable restrictions and policies of the Company, including any black-out restrictions, and under applicable securities laws.

(c)           Consents.  No consent, authorization, approval, permit, license or waiver of, notice to or filing with any Governmental Entity or Person is required on behalf of the Company in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby, the failure of which to be obtained, given or made, individually or in the aggregate, would have a Company Material Adverse Effect.

(d)           Litigation.  There are no outstanding judgments and no material Legal Proceedings pending or threatened in writing against the Company that are reasonably likely to result in a Company Material Adverse Effect.

(e)           Brokers’ and Finders’ Fees.  The Company has not, directly or indirectly, employed or retained any advisor, broker or agent or incurred any liability for any advisory, brokerage, finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement.

(f)            Disclosure.  To the knowledge of the Company, none of the representations or warranties made by, or on behalf of, the Company in connection with this Agreement or any other statements made by, or on behalf of, the Company in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)           Company Financials.  The consolidated financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(h)           Solvency.  The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company, or any of its Subsidiaries.  After giving effect to the transactions contemplated hereby, the Company and each of its Subsidiaries will be solvent, will be able to pay their debts as such debts become due, will have and continue to have funds and capital sufficient to carry out their business as now contemplated, and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their indebtedness and other obligations as the same mature and become due.

(i)            Disclaimer of Warranties.  Except for the representations and warranties specifically set forth in the Section 3.2, the Company makes no warranties, express or implied, concerning the Company or the Shares.

ARTICLE 4
INDEMNIFICATION

4.1          Seller’s Obligation to Indemnify.  From and after the Closing, Seller agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, the Company and each of its officers, directors, employees and Affiliates (in such capacity, the “GCI Indemnified Party”), from, against and in respect of any Losses arising from or otherwise related to, directly or indirectly any breach of any representation or warranty made by or on behalf of Seller in this Agreement.

4.2          Company’s Obligation to Indemnity.  From and after the Closing, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Seller and each of its officers, directors, employees and Affiliates (in such capacity, the “Seller Indemnified Party”) from, against and in respect of any Losses arising from or otherwise related to, directly or indirectly, any breach of any representation or warranty made by or on behalf of the Company in this Agreement.

4.3          Survival.  The representations and warranties made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing for a period of twelve (12) months (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing); provided, however, (i) the representations and warranties of Seller in Section 3.1(a) (Authority; Enforceability) and Section 3.1(b) (No Conflicts) and (ii) the representations and warranties of the Company in Section 3.2(a) (Authority; Enforceability) and Section 3.2(b) (No Conflicts) shall survive the Closing for a period of thirty-six (36) months or the period of the applicable statute of limitations, whichever may occur later.

4.4          Notification.  The GCI Indemnified Party or Seller Indemnified Party (as the case may be, the “Indemnified Party”) shall, promptly after the receipt of notice of the commencement of any Claim or the receipt of a written threat of any Claim against such Indemnified Party in respect of which indemnity may be sought from an indemnifying party (as the case may be, the “Indemnifying Party”) under this Article, promptly notify the Indemnifying Party in writing of the commencement thereof.  The omission of any Indemnified Party to so notify the Indemnifying Party of any such Claim shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission materially prejudices the Indemnifying Party’s defense of such Claim.  In case any such Claim shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may retain separate counsel to participate in such defense at its own expense.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto), which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Claim, (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder or (iii) settle or compromise any Claim if the settlement imposes any obligation of any kind whatsoever on the Indemnified Party to admit to, or forebear from denying, any alleged wrongdoing or other liability.

ARTICLE 5
GENERAL PROVISIONS

5.1             Arbitration.  The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement for a period not to exceed thirty (30) days.  If these discussions are unsuccessful, the parties agree that any action asserting a claim by one party against another party hereto arising out of or relating to this Agreement (except as otherwise set forth in Section 5.13) shall, on the written notice by one party to the other (as applicable), be submitted to binding arbitration to be held in Anchorage, Alaska or such other location as the parties may agree to, under the Commercial Arbitration Rules of the American Arbitration Association to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the production of evidence, and the parties hereto agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations.  The parties shall hold an initial meeting within thirty (30) days from receipt of notice from the requesting party of a request for arbitration.  Unless otherwise agreed in writing, they will jointly appoint a mutually acceptable arbitrator not affiliated with either party from a list of five (5) arbitrators provided by the American Arbitration Association.  If they are unable to agree upon such appointment within thirty (30) days of the initial meeting, then the Company, on the one hand, and the Seller, on the other hand, shall each submit the two (2) names of potential arbitrators, from such list of five (5) arbitrators provided by the American Arbitration Association, at which point the determination of which individual shall be the arbitrator shall be done by lot.  Each party shall pay one-half (½) of the costs related to the arbitration, unless the arbitrator’s decision provides otherwise.  Each party shall bear its own costs to prepare for and participate in the arbitration.  Each party shall produce at the request of the other party, at least thirty (30) days in advance of the hearing, all documents to be submitted at the hearing and such other documents as are relevant to the issues or likely to lead to relevant information.  The arbitrator shall promptly render a written decision, and such decision shall be binding and conclusive upon the parties for all purposes.  The prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, charges and expended or incurred therein, if the arbitrator’s decision so provides.  Judgment on any arbitration award shall be entered in any court of competent jurisdiction.

5.2          Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

5.3          Further Assurances.  If at any time after the Closing any further action is necessary or desirable to carry out the transfer of the Shares, each party will take such further actions (including the execution and delivery of instruments and documents), without additional consideration, as the other party reasonably may request.

5.4          Expenses and Obligations.  All costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby will be borne solely and entirely by the party that has incurred such expenses.

5.5          No Third Party Beneficiaries.  This Agreement will be binding upon and, except as provided in Article 4, inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.6          Assignment.  Neither this Agreement nor any of the rights, interests nor obligations hereunder will be assignable by any of the parties hereto.  Any attempted assignment in violation of this Section will be null and void.

5.7          Notices.  All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), or sent by recognized overnight courier to a party to the address set forth for such party below (or at such other address for a party as will be specified by like notice):

If to the Company:

General Communication, Inc.

2550 Denali Street, Suite 1000

Anchorage, AK  99503

Attention:  Corporate Counsel

With a copy, which will not constitute notice, to:

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, CO 80202

Attention: Steven D. Miller

If to Seller:

Arctic Slope Regional Corporation

3900 C Street, Suite 801

Anchorage, AK  99503

Attention:  General Counsel

With a copy, which will not constitute notice, to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, CA 90071

Attention:  J. Martin Willhite

Any of the above addresses may be changed at any time by notice given as provided above; however, any such notice of change of address will be effective only upon receipt.  All notices, requests or instructions given in accordance herewith will be deemed received on the date of delivery, if hand delivered, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one (1) Business Day after the date sent, if sent by a nationally recognized overnight courier.

5.8          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.9          Entire Agreement.  This Agreement and the NDA constitute the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.  There are no representations or warranties, agreements or covenants other than those expressly set forth this Agreement and the NDA.

5.10        Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of this Agreement to any party.

5.11        Governing Law.  This Agreement will be construed in accordance with and governed by the internal laws of the State of Alaska (without reference to its rules as to conflicts of law).

5.12        Headings.  All Section headings are for reference and convenience purposes only and are not entitled to, nor should they, be accorded substantive effect.

5.13        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES HIS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Stock Purchase Agreement to be signed, all as of the date first written above.

COMPANY:

GENERAL COMMUNICATION, INC.

By:	/s/ Gregory F. Chapados
Name:	Gregory F. Chapados
Title:	Senior Vice President

SELLER:

ARCTIC SLOPE REGIONAL CORPORATION

By:	/s/ Denali Kemppel
Name:	Denali Kemppel
Title:	EVP, General Counsel